Exhibit 99.5

CONSENT OF PAUL M. AGUGGIA

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person about to become a director of Kearny Financial Corp. (“Kearny”) in the Joint Proxy Statement/Prospectus of Kearny and Clifton Bancorp, Inc. (“Clifton”) included in the Registration Statement on Form S-4 of Kearny, filed pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of November 1, 2017, by and among Kearny and Clifton, pursuant to which Clifton will merge with and into Kearny, with Kearny as the surviving entity.

/s/ Paul M. Aguggia
Paul M. Aguggia
December 13, 2017